Exhibit 99.1
CONCHO RESOURCES INC. REPORTS THIRD QUARTER 2008 FINANCIAL AND OPERATING RESULTS AND
PROVIDES 2009 CAPITAL BUDGET DETAIL AND GUIDANCE
MIDLAND, Texas, November 11, 2008 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2008. Recent highlights include:
•	Production of 1.9 MMBoe for the three months ended September 30, 2008, a 58% increase over the third quarter 2007

•	Net cash provided by operating activities for the first nine months of 2008 of $319.4 million, a 210% increase over the same period in 2007

•	Third quarter net income of $141.9 million, up from $8.0 million in the same period in 2007

•	Third quarter EBITDAX[1] of $121.8 million, up 131% from the same period in 2007

[1]	For an explanation of how we calculate and use EBITDAX and a reconciliation of net income to EBITDAX, please see “Supplemental non-GAAP financial measures” below.
Production for the third quarter of 2008 totaled 1.9 MMBoe (1,247 MBbls and 3.9 Bcf), an increase of 58% as compared to 1.2 MMBoe (705 MBbls and 3.0 Bcf) produced in the third quarter of 2007, despite production interruptions primarily related to Hurricane Ike that limited third quarter production volumes by an estimated 115 MBoe. Excluding the production from Concho’s acquisition of Henry Petroleum and certain of its affiliated entities, third quarter 2008 production increased 33% over the same period in 2007. For the first nine months of 2008, production totaled 4.8 MMBoe (3,033 MBbls and 10.4 Bcf), representing a 31% increase over the 3.6 MMBoe (2,143 MBbls and 8.9 Bcf) produced in the first nine months of 2007.
For the three months ended September 30, 2008, Concho reported net income of $141.9 million, or $1.72 per diluted share, on revenues of $170.5 million, as compared to net income of $8.0 million, or $0.11 per diluted share, on revenues of $69.1 million for the three months ended September 30, 2007. EBITDAX (defined as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income) increased to $121.8 million in the third quarter of 2008, as compared to $52.7 million in the same period of 2007.
Tim Leach, Concho’s Chairman and CEO commented, “Despite production interruptions in the third quarter, we significantly grew production over the second quarter of 2008 and year over year. During the quarter, we closed the Henry Petroleum acquisition, doubled our operated rig count in our core areas and increased our activity level in two resource plays, and despite lower current commodity prices, we have maintained our activity level in our core areas while continuing to spend within cash flow.”
Oil and gas production expense, including production taxes, for the third quarter of 2008 was $14.20 per Boe, a 24% increase over third quarter 2007. This increase was due primarily to higher commodity prices, resulting in significantly greater production taxes, and the addition of the Henry Petroleum properties which have higher per unit operating expenses than the Company’s legacy properties.

Exploration and abandonment costs for the third quarter of 2008 totaled $16.8 million. Approximately $13.8 million of the total is acreage impairment costs associated with the Company’s undeveloped leasehold in the Fayetteville Shale play in Arkansas and in the Barnett / Woodford Shale play in Culberson County, Texas. In addition, the Company incurred $2.8 million of exploratory dry hole cost attributable to its initial Woodford oil shale well in Andrews County, Texas and $0.2 million of acreage expirations.
Third quarter 2008 earnings included the effect of a $163.3 million gain on derivatives not designated as hedges ($176.1 million of which was a non-cash mark-to-market unrealized gain) and $1.1 million of bad debt expense. For the quarter, the Company paid cash settlements totaling approximately $24.9 million associated with its derivatives contracts ($12.1 million associated with cash flow hedges, accounted for as a reduction in oil and natural gas revenues, and $12.8 million associated with derivatives not designated as hedges). Earnings for the nine months ended September 30, 2008 included the effect of a $43.7 million gain on derivatives not designated as hedges ($72.8 million of which was a non-cash mark-to-market unrealized gain) and $2.9 million of bad debt expense. For the nine months ended September 30, 2008, the Company paid cash settlements totaling approximately $61.9 million associated with its derivatives contracts ($32.7 million associated with cash flow hedges and $29.2 million associated with derivatives not designated as hedges).
General and Administrative expense (“G&A”) for the quarter ended September 30, 2008 totaled $10.8 million. Recurring cash G&A for the quarter totaled $6.5 million, stock-based compensation (non-cash) totaled $1.9 million, and the remaining $2.4 million is the result of the Henry Petroleum purchase agreement which provided that the Company pay certain employees a specified amount over a two year period commencing July 31, 2008.
Operations
For the nine months ended September 30, 2008, the Company commenced the drilling of or participated in a total of 155 gross wells (122 operated), 102 of which had been completed as producers and 52 of which were in progress and one of which was a dry hole at September 30, 2008. In addition, the Company participated in 166 gross recompletions (155 operated), 150 of which had been completed as producers, 12 of which were in progress and four of which were unsuccessful at September 30, 2008. Currently, the Company is operating 17 drilling rigs, all in the Permian Basin; eight of these rigs are drilling on the New Mexico Shelf (six in the Yeso and two in the Lower Abo horizontal oil play) and nine of these rigs are drilling in the Texas Permian, eight on the Wolfberry assets acquired in the Henry Petroleum acquisition and one in the Fullerton area on the Central Basin Platform.
New Mexico Shelf Assets
For the three months ended September 30, 2008, the Company drilled 37 wells and performed 46 recompletions (all of which were operated) on its New Mexico Shelf assets, with a 100% success rate on the 21 wells and the 34 recompletions that had been completed by September 30, 2008.
For the nine months ended September 30, 2008, the Company drilled or participated in 98 wells (94 operated) and 147 recompletions (142 operated) on its New Mexico Shelf assets, with a 100% success rate on the 82 wells and a 99% success rate on the 136 recompletions that had been completed by September 30, 2008.
In the Lower Abo horizontal oil play in Southeast New Mexico, the Company is currently operating two drilling rigs and has two wells in various stages of completion. The Reindeer Federal #2, which was brought on line in July 2008 has made approximately 34,000 Boe and is currently producing approximately 260 Boepd. In 2009, the Company currently plans to participate in 13 gross (6 net) wells in this play with associated capital of approximately $26 million.
Wolfberry Play
From August 1, 2008 to September 30, 2008, the Company drilled 25 wells and performed 10 recompletions (all of which were operated) on its Wolfberry assets, with a 100% success rate on the one well and the eight recompletions that had been completed by September 30, 2008.
North Dakota Bakken
In the Westburg area in McKenzie County, North Dakota the Company participated in three successful wells recently with working interests ranging between 37% and 50%. Initial production rates on these wells have ranged between 500 and 750 Boepd. The Company is currently participating in the drilling of another well in the Westburg area and the operator plans to have a second rig drilling at Westburg prior to year-end. In 2009, the Company anticipates participating in 51 gross (eight to nine net) wells in the Bakken Shale play with associated capital expenditures of approximately $40 million.
2008 Capital Budget and Guidance
The Company now estimates that its capital spending for 2008 will total approximately $355 million, as compared to the previous guidance of $389 million. Additionally, due to production constraints in the second and third quarters of 2008, the Company now estimates that its annual 2008 production will total approximately 7.0 MMBoe, or 42 Bcfe, which is within the previous guidance range of 42 to 43.5 Bcfe. In the fourth quarter, G&A expense will include a non-recurring cash charge of approximately $2.6 million related to the Henry Petroleum acquisition. Currently, the Company estimates that depreciation, depletion and amortization, on a per unit basis, for 2008 will be in the range of $16.20 — $16.80 per barrel, as compared to previous guidance of $15.30 — $15.90 per barrel.
2009 Capital Budget
On November 6, 2008 Concho’s Board of Directors approved a capital budget for 2009 of up to $500 million. This budget contemplates a continuation in 2009 of the Company’s current drilling activity level, specifically the running of 15 operated rigs (6 on the Southeast New Mexico Shelf, 8 in the Wolfberry play and 1 in the Lower Abo Horizontal oil play) and participation as a non-operator in a two rig drilling program in the Westburg area of the North Dakota Bakken Shale play. Approximately 90% of this budget will be funded with internally generated after tax cash flow assuming (i) a NYMEX crude oil price of $65 per barrel and a NYMEX natural gas price of $6 per mcf for the Company’s unhedged production and (ii) that the Company achieves the upper end of its 2009 production guidance. The Company has not assumed any reduction in drilling and completion costs from their current levels although constructive discussions are underway with several of the Company’s largest vendors regarding reductions in costs. The Company intends to aggressively monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.
Of the $460 million dedicated to the Company’s two core areas, over 90% will be allocated to properties operated by the Company, approximately $325 million will be dedicated to the Company’s New Mexico Shelf assets and approximately $135 million will be dedicated to the Texas Permian assets (primarily in the Wolfberry trend). Approximately 61% of the operated drilling and recompletion capital will be dedicated to projects on which the Company has not yet assigned reserves to the proved category.
On its New Mexico Shelf assets, the Company plans to drill 138 Yeso combination wells and deepen 60 existing Paddock wells to the Blinebry interval.
On its Texas Wolfberry assets, the Company plans to drill approximately 190 wells.
In the Bakken Shale play in North Dakota the Company expects to participate in the drilling of 8 to 9 net wells.
2009 Financial and Operational Guidance

Production:
Oil equivalent (MMBoe)	9.7 - 10.6
Oil (MMBbl)	6.3 - 6.9
Natural gas (Bcf)	20.4 – 22.2

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	(5 - 7%)
Natural gas (mcf)	(10) - 15%

Operating costs and expenses:
Lease operating expense
Direct lease operating expense ($/Bbl)	$6.90 - $7.40
Ad valorem taxes ($/Bbl)	$0.60 - $0.80
Production tax (% of oil and gas revenue)	9.0%

DD&A expense ($/Bbl)	$17.00 - $17.80

G&A expense
Recurring cash ($/Bbl)	$3.30 - $3.55
Non-recurring Henry bonus ($/Bbl)	$1.05 - $1.10
Non-cash stock-based compensation ($/Bbl)	$1.00 - $1.10

Exploration, abandonments and G&G ($/Bbl)	$2.00 - $2.50

Interest rate	LIBOR + 200 bps

Income taxes	39%
Percent deferred	70 - 80%

Capital expenditure ($ in millions)	$500

Conference Call Information
The Company will host a conference call on Wednesday, November 12, 2008 at 9:00 a.m. Central Time to discuss third quarter 2008 financial and operating results and 2009 capital plans. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (800) 901-5226 (passcode: 53195718). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 72891276).
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, difficulties integrating Henry Petroleum’s properties and employees into our Company, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission(“SEC”).
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc.
Consolidated balance sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share data)	2008	2007

Assets

Current assets:
Cash and cash equivalents	$54,370	$30,424
Accounts receivable, net of allowance for doubtful accounts:
Oil and gas	54,851	36,735
Joint operations and other	67,507	21,183
Related parties	548	—
Derivative instruments	11,965	1,866
Deferred income taxes	6,983	13,502
Prepaid costs and other	5,398	4,273

Total current assets	201,622	107,983

Property and equipment, at cost:
Oil and gas properties, successful efforts method	2,580,508	1,555,018
Accumulated depletion and depreciation	(244,175)	(167,109)

Total oil and gas properties, net	2,336,333	1,387,909
Other property and equipment, net	13,593	7,085

Total property and equipment, net	2,349,926	1,394,994

Deferred loan costs, net	16,558	3,426
Inventory	22,790	1,459
Intangible asset, net — operating rights	48,524	—
Noncurrent derivative instruments	23,981	—
Other assets	373	367

Total assets	$2,663,774	$1,508,229

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable:
Trade	$19,419	$14,222
Related parties	1,062	2,119
Other current liabilities:
Bank overdrafts	4,697	5,651
Revenue payable	22,194	14,494
Accrued and prepaid drilling costs	145,861	39,276
Derivative instruments	29,870	36,414
Income taxes payable	3,584	29
Current portion of long-term debt	—	2,000
Other current liabilities	27,859	14,437

Total current liabilities	254,546	128,642

Long-term debt	635,000	325,404
Noncurrent derivative instruments	24,857	10,517
Deferred income taxes	543,239	259,070
Asset retirement obligations and other long-term liabilities	17,387	9,198
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; and none issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 300,000,000 authorized; 84,620,765 and 75,832,310 shares issued at September 30, 2008 and December 31, 2007, respectively	85	76
Additional paid-in capital	1,006,496	752,380
Notes receivable from employees	—	(330)
Retained earnings	187,340	37,467
Accumulated other comprehensive loss	(5,051)	(14,195)
Treasury stock, at cost; 3,142 and zero shares of treasury stock at September 30, 2008 and December 31, 2007, respectively	(125)	—

Total stockholders’ equity	1,188,745	775,398

Total liabilities and stockholders’ equity	$2,663,774	$1,508,229

Concho Resources Inc.
Consolidated statements of operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Operating revenues:
Oil sales	$130,600	$45,685	$301,826	$128,152
Natural gas sales	39,857	23,413	112,725	67,395

Total operating revenues	170,457	69,098	414,551	195,547
Operating costs and expenses:
Oil and gas production	27,041	13,773	65,915	37,925
Exploration and abandonments	16,824	11,805	20,288	18,110
Depreciation, depletion and amortization	32,528	18,003	75,822	55,036
Accretion of discount on asset retirement obligations	270	106	571	334
Impairments of long-lived assets	2,758	1,379	2,827	4,577
General and administrative (including non-cash stock-based compensation of $1,925 and $702 for the three months ended September 30, 2008 and 2007, respectively, and $4,954 and $2,656 for the nine months ended September 30, 2008 and 2007, respectively)	10,778	4,646	27,044	16,567
Bad debt expense	1,106	—	2,905	—
Contract drilling fees — stacked rigs	—	—	—	4,269
Ineffective portion of cash flow hedges	(416)	(22)	(1,336)	1,134
Gain on derivatives not designated as hedges	(163,312)	(3,088)	(43,678)	(3,088)

Total operating costs and expenses	(72,423)	46,602	150,358	134,864

Income from operations	242,880	22,496	264,193	60,683

Other income (expense):
Interest expense	(10,255)	(9,054)	(19,755)	(29,803)
Other, net	334	484	1,665	957

Total other expense	(9,921)	(8,570)	(18,090)	(28,846)

Income before income taxes	232,959	13,926	246,103	31,837
Income tax expense	(91,031)	(5,972)	(96,230)	(13,335)

Net income	141,928	7,954	149,873	18,502
Preferred stock dividends	—	—	—	(45)

Net income applicable to common shareholders	$141,928	$7,954	$149,873	$18,457

Basic earnings per share:
Net income per share	$1.75	$0.12	$1.93	$0.30

Weighted average shares used in basic earnings per share	81,288	69,067	77,489	60,648

Diluted earnings per share:
Net income per share	$1.72	$0.11	$1.90	$0.29

Weighted average shares used in diluted earnings per share	82,724	69,913	78,945	62,858

Concho Resources Inc.
Consolidated statements of cash flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$149,873	$18,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	75,822	55,036
Impairments of long-lived assets	2,827	4,577
Accretion of discount on asset retirement obligations	571	334
Exploration expense, including dry holes	17,860	17,117
Non-cash compensation expense	4,954	2,656
Bad debt expense	2,905	—
Deferred income taxes	86,908	11,460
Gain on sale of assets	(777)	—
Ineffective portion of cash flow hedges	(1,336)	1,134
Gain on derivatives not designated as hedges	(43,678)	(3,088)
Dedesignated cash flow hedges reclassified from accumulated other comprehensive income (loss)	260	(722)
Other non-cash items	2,749	3,523
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	26,209	11,355
Prepaid costs and other	(1,035)	230
Inventory	(14,985)	(95)
Accounts payable	(12,472)	(9,230)
Revenue payable	6,982	(5,325)
Other current liabilities	16,992	(4,757)
Income taxes payable	(1,229)	225

Net cash provided by operating activities	319,400	102,932

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(213,666)	(113,936)
Acquisition of oil and gas properties, businesses and other assets	(586,925)	(256)
Additions to other property and equipment	(6,711)	(2,218)
Proceeds from the sale of oil and gas properties	1,034	96
Settlements received (paid) on derivatives not designated as hedges	(29,170)	1,286

Net cash used in investing activities	(835,438)	(115,028)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	767,800	283,600
Payments of long-term debt	(460,700)	(433,700)
Exercise of stock options	3,861	—
Excess tax benefit from stock-based compensation	2,884	—
Net proceeds from issuance of common stock	242,426	173,002
Payments of preferred stock dividends	—	(132)
Proceeds from repayment of employee notes	333	10,644
Payments for loan origination costs	(15,541)	(2,572)
Purchase of treasury stock	(125)	—
Bank overdrafts	(954)	—

Net cash provided by financing activities	539,984	30,842

Net increase in cash and cash equivalents	23,946	18,746
Cash and cash equivalents at beginning of period	30,424	1,122

Cash and cash equivalents at end of period	$54,370	$19,868

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $1,090 and $2,160 capitalized interest	$16,164	$32,322

Cash paid for income taxes	$5,964	$2,050

Concho Resources Inc.
Summary production and price data
The following table presents selected financial and operating information of Concho Resources Inc. for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except price and daily volume data)	2008	2007	2008	2007

Oil sales	$130,600	$45,685	$301,826	$128,152
Natural gas sales	39,857	23,413	112,725	67,395

Total operating revenues	170,457	69,098	414,551	195,547
Operating costs and expenses	90,889	49,690	194,036	137,952
Gain on derivatives not designated as hedges	(163,312)	(3,088)	(43,678)	(3,088)
Interest, net and other revenue	9,921	8,570	18,090	28,846

Income before income taxes	232,959	13,926	246,103	31,837
Income tax expense	(91,031)	(5,972)	(96,230)	(13,335)

Net income	$141,928	$7,954	$149,873	$18,502

Production volumes:
Oil (MBbl)	1,247	705	3,033	2,143
Natural gas (MMcf)	3,944	2,982	10,395	8,887
Natural gas equivalent (MMcfe)	11,426	7,211	28,593	21,747

Average daily production volumes:
Oil (Bbl)	13,554	7,663	11,069	7,850
Natural gas (Mcf)	42,870	32,413	37,938	32,553
Natural gas equivalent (Mcfe)	124,196	78,380	104,354	79,659

Average prices:
Oil, without hedges (Bbl)	$114.44	$69.91	$110.29	$61.36
Oil, with hedges (Bbl)	$104.73	$64.82	$99.51	$59.79
Natural gas, without hedges (Mcf)	$10.12	$7.61	$10.87	$7.48
Natural gas, with hedges (Mcf)	$10.11	$7.85	$10.84	$7.58
Natural gas equivalent, without hedges (Mcfe)	$15.98	$9.98	$15.65	$9.10
Natural gas equivalent, with hedges (Mcfe)	$14.92	$9.58	$14.50	$8.99

Bbl — Barrel.
MBbl — Thousand Barrels.
Mcf — Thousand cubic feet.
MMcf — Million cubic feet.
Mcfe — Thousand cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf).
MMcfe — Million cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf).

Supplemental non-GAAP financial measures
EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, (8) bad debt expense and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Net income	$141,928	$7,954	$149,873	$18,502
Exploration and abandonments	16,824	11,805	20,288	18,110
Depreciation, depletion and amortization	32,528	18,003	75,822	55,036
Accretion of discount on asset retirement obligations	270	106	571	334
Impairments of long-lived assets	2,758	1,379	2,827	4,577
Non-cash stock-based compensation	1,925	702	4,954	2,656
Ineffective portion of cash flow hedges	(416)	(22)	(1,336)	1,134
Unrealized gain on derivatives not designated as hedges	(176,095)	(1,802)	(72,848)	(1,802)
Interest expense	10,255	9,054	19,755	29,803
Bad debt expense	1,106	—	2,905	—
Other, net	(334)	(484)	(1,665)	(957)
Income tax expense	91,031	5,972	96,230	13,335

EBITDAX	$121,780	$52,667	$297,376	$140,728

Concho Resources Inc.
Derivatives information as of September 30, 2008
The table below provides the volumes and related data associated with our oil and natural gas derivatives as of September 30, 2008. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Citibank, N.A., JPMorgan Chase Bank, N.A and KeyBank National Association.

		Aggregate				Remaining
	Fair value	remaining	Daily	Index		contract
	asset (liability)	volume	volume	price		period
	(in thousands)
Cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	$(7,844)	239,200	2,600	$67.50	(a)	10/1/08 - 12/31/08
Cash flow hedges dedesignated:
Natural gas (volumes in MMBtus):
Price collar	1,065	1,242,000	13,500	$6.50 - $9.35	(b)	10/1/08 - 12/31/08
Derivatives not designated as hedges:
Crude oil (volumes in Bbls):
Price collar	14,354	768,000	2,104	$120.00 - $134.60	(a)	1/1/09 - 12/31/09
Price swap	(3,753)	585,673	6,366	$92.93	(a) (c)	10/1/08 - 12/31/08
Price swap	(27,465)	1,813,491	4,968	$87.16	(a) (c)	1/1/09 - 12/31/09
Price swap	(6,654)	641,746	1,758	$93.26	(a) (c)	1/1/10 - 12/31/10
Price swap	(102)	557,746	1,528	$104.91	(a) (c)	1/1/11 - 12/31/11
Price swap	9,217	504,000	1,377	$127.80	(a)	1/1/12 - 12/31/12
Natural gas (volumes in MMBtus):
Price swap	2,401	1,825,000	5,000	$8.44	(b)	1/1/09 - 12/31/09

Net liability	$(18,781)

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Prices represent weighted average prices.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President — Capital Markets and Business Development